May 26, 2010

Board of Directors
Wabash National Corporation
1000 Sagamore Parkway South
Lafayette, Indiana 47905

Ladies and Gentlemen:

We are acting as counsel to Wabash National Corporation, a Delaware corporation (the “Company”), in connection with its registration statement on Form S-3 (File No. 333-166406), as amended, (the “Registration Statement”), filed with the Securities and Exchange Commission under the Securities Act of 1933, as amended (the “Act”), relating to the public offering of 27,887,500 shares of common stock, par value $0.01 per share (the “Common Stock”), of the Company (the “Shares”), of which 11,750,000 shares are to be sold by the Company (the “Primary Shares”) and 16,137,500 shares, including 3,637,500 shares that the underwriters for the offering have the option to purchase to cover over-allotments, are to be sold by Trailer Investments, LLC (the “Selling Stockholder”) (collectively, the “Secondary Shares”), issuable upon the partial exercise of an outstanding warrant to purchase Common Stock (the “Outstanding Warrant”), and the stock purchase rights (the “Rights”) associated with the Shares, all of which Rights are to be issued pursuant to that certain Rights Agreement, dated as of December 28, 2005 (the “Rights Agreement”), between the Company and National City Bank, as rights agent (the “Rights Agent”), as described in the prospectus dated May 11, 2010, as supplemented by a prospectus supplement dated May 19, 2010 (the “Prospectus Supplement”).  This opinion letter is furnished to you at your request to enable you to fulfill the requirements of Item 601(b)(5) of Regulation S-K, 17 C.F.R. § 229.601(b)(5), in connection with the Registration Statement.

For purposes of this opinion letter, we have examined copies of such agreements, instruments and documents as we have deemed an appropriate basis on which to render the opinions hereinafter expressed, including the Outstanding Warrant, a copy of which was filed by the Company as Exhibit 10.2 to its Current Report on Form 8-K on August 4, 2009. In our examination of the aforesaid documents, we have assumed the genuineness of all signatures, the legal capacity of all natural persons, the accuracy and completeness of all documents submitted to us, the authenticity of all original documents, and the conformity to authentic original documents of all documents submitted to us as copies (including telecopies).  We also have assumed that the Rights Agreement has been duly authorized, executed, and delivered by the Rights Agent, and that the members of the Board of Directors of the Company have acted in a manner consistent with their fiduciary duties as required under applicable law in adopting the Rights Agreement, and that the Shares will not be issued in violation of the ownership limit contained in the Company’s Certificate of Incorporation.  As to all matters of fact, we have relied on the representations and statements of fact made in the documents so reviewed, and we have not independently established the facts so relied on.  This opinion letter is given, and all statements herein are made, in the context of the foregoing.

This opinion letter is based as to matters of law solely on the Delaware General Corporation Law, as amended.  We express no opinion herein as to any other laws, statutes, ordinances, rules, or regulations.  As used herein, the term “Delaware General Corporation Law, as amended” includes the statutory provisions contained therein, all applicable provisions of the Delaware Constitution and reported judicial decisions interpreting these laws.

Based upon, subject to and limited by the foregoing, we are of the opinion that, as of the date hereof the Shares and the associated Rights have been duly authorized by all necessary corporate action on the part of the Company and:

(a) following (i) execution and delivery by the Company of the Underwriting Agreement, (ii) issuance and delivery of the Primary Shares in the manner contemplated by the Underwriting Agreement and the Registration Statement, and (iii) receipt by the Company of the consideration for the Shares specified in the resolutions of the Board of Directors and the 2010 Public Offering Pricing Committee of the Board of Directors, the Primary Shares and the associated Rights will be validly issued, and the Primary Shares will be fully paid and nonassessable; and

(b) following exercise of the Outstanding Warrant pursuant to its terms for an amount of shares equal to the Secondary Shares and issuance of the Secondary Shares thereunder, the Secondary Shares and the associated Rights will be validly issued, and the Secondary Shares will be fully paid and nonassessable.

It should be understood that the opinion above concerning the Rights does not address the determination a court of competent jurisdiction may make regarding whether the Board of Directors of the Company would be required to redeem or terminate, or take other action with respect to, the Rights at some future time based on the facts and circumstances existing at that time and that our opinion above addresses the Rights and the Rights Agreement in their entirety and not any particular provision of the Rights or the Rights Agreement and that it is not settled whether the invalidity of any particular provision of a rights agreement or of rights issued thereunder would result in invalidating in their entirety such rights.

This opinion letter has been prepared for use in connection with the filing by the Company of a Current Report on Form 8-K relating to the offer and sale of the Shares, which Form 8-K will be incorporated by reference into the Registration Statement.  We assume no obligation to advise you of any changes in the foregoing subsequent to the delivery of this letter.

We hereby consent to the filing of this opinion letter as Exhibit 5.1 to the above-described Form 8-K and to the reference to this firm under the caption “Legal Matters” in the Prospectus Supplement.  In giving this consent, we do not thereby admit that we are an “expert” within the meaning of the Securities Act of 1933, as amended.

Very truly yours,

/s/ Hogan Lovells US LLP

HOGAN LOVELLS US LLP